Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226
Contact:
Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL DECLARES SPECIAL DIVIDEND

Wauwatosa, Wis. — 11/19/2020 — On November 17, 2020 the Board of Directors of Waterstone Financial, Inc. (NASDAQ: WSBF) declared a special dividend of $0.30 per common share.

"This special dividend reflects our strong performance thus far during 2020, as well as our continued strong financial condition," said Doug Gordon, CEO of Waterstone Financial, Inc. “While we have historically declared and paid a special dividend following the conclusion of a successful year, the magnitude of our year-to-date earnings has allowed us to accelerate the timing of this dividend, which would have otherwise been a component of our fiscal 2021 dividend plan.  Our dedication to a robust dividend payout ratio demonstrates our commitment to delivering shareholder value and our continued efforts to actively manage our capital.”

The dividend is payable on December 8, 2020, to shareholders of record at the close of business on December 1, 2020.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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